FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Higher Third Quarter Revenue and Net Income

JERSEY CITY, New Jersey, October 27, 2004 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) announced today that net income for the third quarter ended September 30, 2004 increased to $6,894,000, or $0.60 per diluted share. For the third quarter of 2003, net income was $3,630,000, or $0.32 per diluted share. Gross margin improved to 30% of revenue from 29% for the third quarter of 2003. Revenue increased to $49,986,000 from $45,864,000 for the same period a year ago.

For the nine months ended September 30, 2004, net income increased to $18,694,000, or $1.63 per diluted share, compared to $8,167,000, or $0.73 per diluted share, for the first nine months of 2003. Revenue increased 22% to $140,733,000 from $115,632,000 for last year's first nine months. First nine month results reflect the contribution, since its acquisition on March 24, 2003, of the Insilco businesses that we acquired in the first quarter of 2003.

The elimination of certain tax accruals that are no longer required contributed approximately $.09 per diluted share in the third quarter 2004.

"Third quarter revenue increased 9% compared to the last year's third quarter and was 3% ahead of this year's second quarter, reflecting sales gains led by MagJack® integrated connectors with magnetics for the consumer electronic market plus gains in the power products group," said Daniel Bernstein, Bel's president and CEO.

Bernstein also said, “Bel has not increased its holding in Artesyn Technologies Inc. from the position we disclosed in the 13D that we filed on September 9,2004. All unrealized gains on the increase in Artesyn Technologies’ stock price are reflected in Bel’s balance sheet and are not reflected in Bel’s reported profit.” Bernstein added, “The Board of Artesyn continues to refuse to meet with Bel to discuss the possible merger.”

At September 30, 2004, Bel reported cash, cash equivalents and marketable securities of approximately $87,232,000, working capital of approximately $129,107,000, a current ratio of 5.5-to-1, total long term debt of $5,000,000 and stockholders' equity of approximately $170,838,000

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21197488 after 1:00 p.m. EDT.

About Bel
Bel (www.BelFuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed, are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Net Sales	$49,986	$45,864	$140,733	$115,632

Cost of expenses:
Cost of sales	35,008	32,690	97,995	83,564
Selling, general and administrative expenses	7,984	7,622	23,054	20,792
Fixed asset write-down	--	--	1,033	--
	42,992	40,312	122,082	104,356

Income from operations	6,994	5,552	18,651	11,276

Other income - net	108	-2	272	114
Lawsuit proceeds	--	--	2,935	--

Earnings before income tax provision	7,102	5,550	21,858	11,390
Income tax provision	208	1,920	3,164	3,223

Net earnings	$6,894	$3,630	$18,694	$8,167

Net earnings per common share
Basic	0.61	0.33	1.66	0.74
Diluted	$0.60	$0.32	$1.63	$0.73

Weighted average common shares outstanding
Basic	11,331	11,034	11,261	10,979
Diluted	11,492	11,226	11,445	11,130

CONDENSED CONSOLIDATED BALANCE SHEETS
($000s omitted)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2004	2003	LIABILITIES & EQUITY	2004	2003
	(unaudited)	(audited)		(unaudited)	(audited)
Current assets	$157,627	$121,465	Total liabilities	$ 43,822	$ 34,962

Property, plant &
equipment - net	40,104	44,120

Goodwill, net	9,882	9,882	Stockholders’ equity	170,838	146,855

Intangibles &
other assets	7,047	6,350

Total assets	$214,660	$181,817	Total liabilities & equity	$214,660	$181,817